SUB-ADVISORY AGREEMENT

Touchstone International Value Fund

a series of

Touchstone Strategic Trust

This Sub-Advisory Agreement (the “Agreement”) is made as of April 30, 2024, between Touchstone Advisors, Inc. (the “Advisor”), and LSV Asset Management (the “Sub-Advisor”).

WHEREAS, Touchstone Strategic Trust (the “Trust”) is a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated May 19, 1993, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor is an investment advisor registered under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by the Trust to provide investment advisory services with respect to the Touchstone International Value Fund (formerly, the Touchstone International Equity Fund) (the “Fund”); and

WHEREAS, the Sub-Advisor also is an investment advisor registered under the Advisers Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with portfolio management services in connection with the Advisor’s investment advisory activities on behalf of the Fund, and the Sub-Advisor has agreed to furnish such services to the Advisor and the Fund;

NOW THEREFORE, in consideration of the terms and conditions set forth below, it is agreed as follows:

1. Appointment of the Sub-Advisor. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached as Exhibit A (the “Advisory Agreement”), the Advisor appoints the Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Advisor (the “Fund Assets”), in conformity with the Fund’s currently effective registration statement, including its prospectus and statement of additional information, as amended (collectively, the “Disclosure Documents”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement. The Sub -Advisor accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement. The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. For purposes of this Agreement, the Sub-Advisor shall be deemed an independent contractor and shall, except as expressly provided or authorized by this written Agreement or any written directions which the Advisor or the Board may give pursuant to this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund, provided that the Sub-Advisor is authorized to (1)

1

Sub-Advisory Agreement

Touchstone International Value Fund

execute and/or provide documentation, agreements, contracts and other instruction to brokers, dealers, crossing networks, banks and other persons in connection with its management of the Fund Assets and (2) generally perform any other act reasonably deemed necessary or desirable by the Sub-Advisor to assist the Sub-Advisor in carrying out its obligations under this Agreement.

2. Duties of the Sub-Advisor. The Sub-Advisor will provide the following services and undertake the following duties:

a. The Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Fund, and in conformity with the Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents, any written directions which the Advisor or the Board may give pursuant to this Agreement. In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same. The Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund Assets will be exercised.

b. As reasonably requested, the Sub-Advisor will render regular reports to the Board and to the Advisor (or such other service providers as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund Assets and the Sub-Advisor as the Board or the Advisor shall reasonably request; provided, however, that in the absence of extraordinary circumstances, the individuals primarily responsible for management of Fund Assets for the Sub-Advisor will not be required to attend in-person more than one meeting per year with the Board.

c. The Sub-Advisor may utilize the services of a third-party service provider to research and vote proxies on its behalf and on behalf of the Fund with respect to the Fund Assets, in accordance with its proxy voting policy, as amended from time to time, a current copy of which has been provided to the Advisor.

d. The Sub-Advisor shall not have custody of any of the Fund Assets and is not authorized to provide the Fund with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall use reasonable commercial efforts to forward any notices it receives relating to material class action claims involving securities presently or formerly comprising the Fund Assets to the Fund’s custodian or other duly designated Fund agent. The Sub-Advisor shall assist the custodian or other duly designated Fund agent in such parties’ evaluation of such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Advisor shall not incur any

Sub-Advisory Agreement

Touchstone International Value Fund

unreasonable costs or jeopardize any of its proprietary trade secrets), but the Sub -Advisor will not be responsible for filing such claims. The Advisor acknowledges that the Fund’s custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund, including the Fund Assets.

e. The Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or its affiliates, in accordance with the Sub-Advisor’s written procedures in effect from time to time. In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Sub -Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner.

f. Whenever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Advisor to be fair and equitable to each. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

g. The Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions.

h. The Sub-Advisor shall promptly notify the Advisor if the Sub-Advisor reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which the Sub-Advisor is aware and permitted to share with such parties to the Advisor and any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board. Notwithstanding the foregoing, the parties recognize that the Sub-Advisor is not an official pricing source and has no responsibility for calculating the Fund’s net asset value.

Sub-Advisory Agreement

Touchstone International Value Fund

1.	Regulatory Compliance.

(i) The Sub-Advisor will comply in all material respects with federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment advisor providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

(ii) The Sub-Advisor shall, to the extent within its control, cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii) The Sub-Advisor will reasonably cooperate with the Trust’s Chief Compliance Officer in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv) Subject to the Advisor’s supervision, the Sub-Advisor will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to the Fund Assets.

(v) The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Sub-Advisor has provided its Code of Ethics to the Advisor and the Fund. The Sub-Advisor has adopted policies and procedures reasonably designed to ensure that its Access Persons (as defined in the Sub -Advisor’s Code of Ethics) comply in all material respects with the Sub-Advisor’s Code of Ethics, as in effect. Upon request, the Sub-Advisor shall provide the Fund with (i) a copy of the Sub-Advisor’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted policies and procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor’s Code of Ethics. No less frequently than annually, the Sub -Advisor shall furnish to the Fund and the Advisor a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Advisor’s Code of Ethics, as requested by the Advisor, Board, or Fund. The Sub-Advisor shall promptly respond to any requests for information from the Advisor as to violations of the Sub-Advisor’s Code of Ethics by Access Persons and the Sub-Advisor’s response thereto. The Sub-Advisor shall promptly notify the Advisor of any material violation of the Sub-Advisor’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

(vi) The Sub-Advisor shall notify the Advisor promptly upon detection of (i) any material failure to manage the Fund Assets in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Advisor’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been

Sub-Advisory Agreement

Touchstone International Value Fund

provided to the Sub-Advisor and relate to the Fund). In addition, the Sub-Advisor shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Fund’s and the Advisor’s investment objectives policies, guidelines, or procedures as applicable to the Sub-Advisor’s obligations under this Agreement, as requested by the Advisor or Fund. The Sub-Advisor acknowledges and agrees that the Advisor may, in its sole discretion, provide such quarterly compliance certifications to the Board. The Sub-Advisor agrees to correct any such material failure or breach in (i) and (ii) above in this sub-section (vi) and any failure to timely furnish such reports identified by the Advisor promptly and to take any reasonable action that the Board or the Advisor may request in connection therewith. The Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. Each party to this Agreement will promptly notify the other in the event (i) the party is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Fund (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Advisor with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) the controlling stockholder of the party changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur (provided that, with respect to (ii), the parties shall in no event be required to disclose to the other any non-public information).

(vii) The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Sub-Advisor shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Advisor and the Board, which shall be delivered to the Trust, at the Advisor’s expense, upon the termination of this Agreement and reasonable request, and shall be reasonably available for telecopying without delay during any day the Sub-Advisor is open for business, subject to reasonable measures, in each case, to prevent jeopardizing any of the Sub-Advisor’s proprietary trade secrets. The Sub-Advisor may retain a copy of the Fund Books and Records for its own recordkeeping purposes.

j. The Sub-Advisor shall provide reasonable support to the Advisor with respect to the Advisor’s marketing of the Fund, including: (i) permission to use the Sub -Advisor’s name and logo in accordance with Section 6 of this Agreement; (ii) permission to use the related performance of the Sub-Advisor with respect to a composite

Sub-Advisory Agreement

Touchstone International Value Fund

aggregation of related portfolios managed by the Sub-Advisor that utilize substantially similar investment policies, objectives, and strategies as those of the Fund, to the extent permitted and in the manner required by applicable law; (iii) access a member of the Sub -Advisor’s investments team for marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor; (iv) permission to use biographical and historical data of the Sub-Advisor and individual portfolio manager(s) that has been furnished in writing by the Sub-Advisor to the Advisor for this express purpose; and (v) permission to use photos of individual portfolio manager(s) available on the Sub-Advisor’s website in connection with the Advisor’s marketing of the Fund. The Advisor acknowledges that the Sub-Advisor will not otherwise advertise or market the Fund to prospective investors.

k. The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Fund’s Disclosure Documents. When placing orders with brokers and dealers, the Sub-Advisor’s primary objective shall be to obtain the most favorable price and execution available for the Fund, and in placing such orders the Sub-Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range); the financial strength and stability of the broker; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future or as otherwise stated in Part 2A of Sub-Advisor’s Form ADV as then in effect. Subject to seeking the most favorable available price and execution and material compliance with Rule l 2b- l (h) under the 1940 Act, the Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund. The Sub-Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction. This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services. The Sub-Advisor will present a written report to the Board, on reasonable request, indicating total brokerage expenses, broken down by broker-dealer and containing such other information as the Board reasonably shall request. The Sub-Advisor shall not be liable to any person for any acts or omissions of any broker or dealer (or any of their affiliates) with respect to the Fund Assets.

Sub-Advisory Agreement

Touchstone International Value Fund

1. The Sub-Advisor shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Advisor (i) of any material decrease in coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Advisor under this Agreement. Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Advisor with any information it may reasonably require concerning the amount of or scope of such msurance.

m. In the event of any reorganization or other material change in the Sub -Advisor, the Sub-Advisor shall give the Advisor and the Board written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

n. The Sub-Advisor shall not be responsible for any expense associated with the Fund or the Advisor, except the Sub-Advisor’s own expense of providing services to the Fund pursuant to this Agreement. For the avoidance of doubt, expenses expressly undertaken by the Advisor or the Fund include but are not limited to the payment of brokerage commissions, transfer fees, registration costs, taxes and other similar costs, and transaction-related expenses and fees arising out of transactions involving Fund Assets, and the Advisor hereby authorizes the Sub-Advisor to incur such expenses on behalf of the Fund.

o. The Advisor and Sub-Advisor acknowledge and agree that the Sub-Advisor shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Advisor or the Fund except as required by law. The Advisor shall remain responsible for the Fund’s overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

p. The Advisor agrees to provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including, without limitation, information concerning the Fund; its cash available, or to become available, for investment; and generally as to the conditions of the Fund or its affairs.

q. The Advisor will provide the Sub-Advisor with advance written notice of, and the opportunity to comment on, any change in the Fund’s investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Advisor that may affect the Sub-Advisor’s management of the Fund. The Advisor shall reach agreement with the Sub-Advisor with respect to any proposed changes to the Fund’s investment objectives, investment policy risks, and restrictions, prior to recommending such changes to the Board. The Sub-Advisor may propose changes thereto and the Advisor shall work in good faith with the Sub-Advisor to evaluate such changes. The Sub -Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of any amendments or supplements to the Disclosure Documents. The Advisor acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

Sub-Advisory Agreement

Touchstone International Value Fund

r. The Advisor acknowledges and agrees that the Sub-Advisor does not guarantee or make any representations with respect to the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Fund Assets. The Advisor acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Advisor are subject to various market, currency, economic, political, business risks, and others, including as described in Part 2A of the Sub-Advisor’s From ADV, and that those investment decisions will not always be beneficial to the Fund. Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values. These and all other material risks will be disclosed in the Fund’s Disclosure Documents by the Advisor.

3.	Compensation of the Sub-Advisor.

a. As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to the schedule below; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12(a) of this Agreement, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.

Under $1.25 billion

☐ basis points of average daily net assets to $150 million

☐ basis points of average daily net assets from $150 million to $300 million 40 basis points of average daily net assets from $300 million to $450 million

☐ basis points of average daily net assets from $450 million to $750 million 35 basis points of average daily net assets over $750 million

Over $1.25 billion

☐ basis points on all assets

Over $2.0 billion

☐ basis points on all assets

b.	The Sub-Advisor reserves the right to waive all or a part of its fees.

Sub-Advisory Agreement

Touchstone International Value Fund

4.	Ongoing Reporting of the Sub-Advisor.

a. Financial Reporting. The Sub-Advisor will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2(b) of this Agreement): (i) the financial condition of the Sub-Advisor, (ii) the nature and amount of transactions that are reasonably expected to have a material effect on the Fund that involve the Sub-Advisor and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of the Sub-Advisor’s continuing provision of advisory services to the Fund and to its other accounts (with it being understood that such reporting obligation is satisfied by the Sub-Advisor’s annual delivery of its Form ADV to the Advisor), and (iv) such other information as may be reasonably requested by the Board, including the performance of the specific strategy used to manage the Fund Assets and the capacity of the Sub-Advisor as it relates to the continuing ability of the Sub-Advisor to accept additional cash flow from the Advisor into the Fund. Upon request by the Advisor or the Board, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Advisor’s other clients, provided that in no event shall the Sub -Advisor be required to discuss non-public information regarding the current or intended investments or strategies of its other clients.

The Sub-Advisor will at least annually, upon reasonable request by the Advisor or Board, provide the Advisor with periodic and special reports, balance sheets or financial information, and such other information with regard to the Sub-Advisor’s affairs as the Advisor or Board may reasonably request. In connection with the provision of any financial related information, the Sub-Advisor shall promptly notify the Advisor of any financial condition that is reasonably likely to impair the Sub-Advisor’s ability to fulfill its commitment under this Agreement.

b. Key Personnel Reporting. To the extent legally permissible, the Sub- Advisor agrees to promptly notify the Advisor upon becoming aware of any incapacity, resignation, termination, or other material change of key personnel. For purposes of this Section 4(b), “key personnel” include: (i) any portfolio manager of the Fund; and (ii) any chief executive officer, chief compliance officer, chief operations officer, chief investment officer, chief financial officer, chief administration officer, or any other principal or officer of similar title or position with the Sub-Advisor; and (iii) any member of its investment (or comparable) committee.

5. Representations of the Advisor. The Advisor represents that: (a) the Advisor has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (b) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property; (c) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Sub-Advisor to enter into such

Sub-Advisory Agreement

Touchstone International Value Fund

transactions on the Trust’s and Fund’s behalf; (d) the Advisor’s decision to appoint the Sub -Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (e) the Advisor will deliver to the Sub-Advisor true and complete copies of the Fund’s Disclosure Documents, such other documents or instruments governing the investments of Fund Assets, and such other information as in effect from time to time as is necessary for the Sub-Advisor to carry out its obligations under this Agreement; (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code; (g) the Advisor has received, reviewed, and understands the Sub-Advisor’s Form ADV, including the risk and conflict disclosures contained therein; and (h) the Advisor shall promptly notify the Sub-Advisor in writing in the event that any of the representations or warranties contained in this Section 5 is no longer true and accurate.

6.	Use of Names.

a. Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in writing in advance by the Sub-Advisor; provided, however, that the Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment to manage the Fund Assets or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor, on behalf of itself and the Trust hereby approves all uses of their respective names in Sub-Advisor’s list of clients that is used in confidential marketing materials and in other materials required by the SEC or a state securities commission; and, provided further, that in no event shall the Advisor’s approval for other such uses be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 12, the Advisor shall cease using any references to the Sub-Advisor in Fund and Advisor documents unless such reference is required by law. Similarly, the Sub-Advisor shall cease using any references to the Advisor or Fund in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

7. Liability of the Sub-Advisor. The Sub-Advisor shall indemnify and hold harmless the Trust, the Advisor, and all their affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses but excluding any special, punitive incidental, indirect or consequential damages (whether or not the possibility thereof was reasonably foreseeable)) (collectively, “Losses”) that have been determined by a court of competent jurisdiction in a final judgment on the merits to have been incurred as a direct result of: (a) the Sub-Advisor being in material violation of any applicable federal or state

Sub-Advisory Agreement

Touchstone International Value Fund

law, rule, or regulation or any investment policy or restriction set forth in the Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board; or (b) the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

8. Liability of the Advisor. The Advisor shall indemnify and hold harmless the Sub-Advisor and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all direct Losses that have been determined by a court of competent jurisdiction in a final judgment on the merits to have been incurred as a direct result of: (a) the Advisor, Board, or Trust being in material violation of any applicable federal or state law, rule, or regulation; or (b) the Advisor’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

9. Limitation of Trust’s Liability. The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Sub-Advisor agrees that (i) the Trust’s obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Advisor, nor from any Trustee, officer, employee, or agent of the Trust.

10. Force Majeure. The Sub-Advisor shall not be liable for losses, delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, pandemics, labor difficulties, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, terrorism, or failure of the mails, transportation mediums, communication systems or power supply. In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take commercially reasonable steps to minimize service interruptions.

11. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, directors, officers, advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law or regulation, provided that prior to such disclosure the receiving party shall provide (to the extent legally permissible) the disclosing party with written notice and shall comply with any protective order or equivalent; (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall seek to obtain a confidentiality undertaking from the regulatory agency where possible; or (d) in the case of the Sub-Advisor, to the extent necessary or desirable in connection with performing the services and other obligations under this Agreement, including to brokers, dealers, crossing networks, banks and other persons in connection with its management of the Fund Assets.

Sub-Advisory Agreement

Touchstone International Value Fund

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party not otherwise subject to obligations of confidentiality prior or subsequent to its receipt from the disclosing party; (b) the disclosing party discloses generally without any expectation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12.	Renewal, Termination and Amendment.

a. This Agreement shall continue in effect, unless sooner terminated under this Agreement, through April 30, 2026; and it shall thereafter continue for successive annual terms provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund or (ii) by vote of a majority of the Trust’s Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

b. This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than 60-days’ nor less than 30-days’ prior written notice delivered or mailed, postage prepaid, to the Sub-Advisor; (ii) by the Sub-Advisor upon not less than 60-days’ prior written notice delivered or mailed, postage prepaid, to the Advisor ; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment. Any trades entered into but not settled as of the date of termination shall be honored by the parties.

c. This Agreement may be amended at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations , a vote of the majority of the outstanding voting securities of the Fund affected by such change.

d. The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

Sub-Advisory Agreement

Touchstone International Value Fund

13. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

14. Notice. Any notices or instructions given under this Agreement shall be in writing and sent to the address of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”), with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail. Until further notice to the other party, it is agreed that the addresses of the parties shall be:

Trust and Advisor:	303 Broadway, Suite 1100, Cincinnati, OH 45202, Attn: President,
Touchstone Investments
With copies to: Tim.Paulin@Touchstoneinvestments.com and
Sarah.Herron@westernsouthern life.com.

Sub-Advisor:	155 North Wacker Drive, Suite 4600, Chicago, IL 60606
Attn: Kevin Phelan, Chief Operating Officer
Email: kphelan@lsvasset.com

15. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The captions in this Agreement are included for convenience only and in no way define or delimit any of the Agreement provisions or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16. Entire Agreement. This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter and supersedes any prior negotiations, representations, or agreements, written or oral, with respect to the subject matter. No inducement, warranty, or representation other than as set forth in this Agreement has been made or offered or relied or agreed upon. Each party acknowledges that it has not executed this Agreement in reliance on any inducement, warranty, or representation other than as set forth in this Agreement.

17. Customer Notification. By executing this Agreement, the Advisor acknowledges that as required by the Advisers Act the Sub-Advisor has supplied to the Advisor and the Trust copies of the Sub-Advisor’s Form ADV with all exhibits and attachments (including the Sub -Advisor’s statement of financial condition, if required) and will promptly supply to the Advisor copies of all amendments or restatements of such document.

Signatures on next page.

Sub-Advisory Agreement

Touchstone International Value Fund

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

TOUCHSTONE ADVISORS, INC.

BY:	/s/ E. Blake Moore	BY:	/s/ Timothy D. Paulin
Name:	E. Blake Moore, Jr.	Name:	Timothy D. Paulin
Title:	President, CEO	Title:	Senior Vice President

LSV ASSET MANAGEMENT

BY:	/s/ Kevin Phelan
Name:	Kevin Phelan
Title:	COO